Filed Pursuant to Rule 424(b)(7)
Registration No. 333-184466

Prospectus Supplement

(To Prospectus dated November 9, 2012)

THE HOWARD HUGHES CORPORATION

2,500,000 shares of Common Stock

This prospectus supplement relates solely to the sale by Pershing Square Holdings, Ltd. and Pershing Square, L.P. (collectively, the “Selling Stockholder”) of 2,500,000 shares of our common stock, $0.01 par value per share. We will not receive any of the proceeds from the sale of these shares of our common stock by the Selling Stockholder.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “HHC.” The last reported sale price of our common stock on the NYSE on January 2, 2018 was $132.84 per share.

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that is incorporated by reference herein to read about factors you should consider before buying shares of our common stock.

The underwriters have agreed to purchase the shares of our common stock offered hereby from the Selling Stockholder at a price of $127.86 per share, which will result in approximately $319.65 million of proceeds, before expenses, to the Selling Stockholder. The underwriters may offer the shares of our common stock offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about January 5, 2018.

J.P. Morgan	BofA Merrill Lynch	Jefferies

Prospectus Supplement dated January 2, 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

None of us, the Selling Stockholder or the underwriters has authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference herein or in any free writing prospectuses prepared by us, on our behalf or to which we have referred you. We, the Selling Stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and in any document incorporated herein or therein by reference is current only as of the date of each such document. Our business, financial condition, results of operations, plans, objectives, performance and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a resale registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2012 using a “shelf” registration process, which was declared effective on November 9, 2012.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement and the documents incorporated by reference herein.

It is important for you to read and consider all of the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus in making your investment decision. We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” of this prospectus supplement, before investing in our common stock.

This prospectus supplement is an offer to sell only the shares of our common stock offered hereby, but only under circumstances or in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires, references to the “Company,” “HHC,” “we,” “us” and “our” refer to The Howard Hughes Corporation and its subsidiaries and joint venture interests.

Non-GAAP Financial Measures

We present non-GAAP measures in various places within this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference, including, but not limited to, Operating Assets Net Operating Income (“NOI”), Earnings Before Taxes (“EBT”), MPC Net Contribution, Adjusted Operating Assets EBT and Net Debt. Non-GAAP measures such as NOI, EBT, MPC Net Contribution, Adjusted Operating Assets EBT and Net Debt are not measurements of our financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered as alternatives to other performance measures derived in accordance with GAAP.

We believe EBT provides useful information about the operating performance of each segment and its properties as further discussed below. EBT may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense, and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the

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segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. We also present this measure because we believe certain investors use it as a measure of a company’s historical operating performance and its ability to service and incur debt. We believe that the inclusion of certain adjustments to net income (loss) to calculate EBT is appropriate to provide additional information to investors. A reconciliation of EBT (including Adjusted Operating Assets EBT) to consolidated net income (loss) as computed in accordance with GAAP has been presented in Note 17 to our audited consolidated financial statements (the “Audited Financials”) and the notes to those financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) and in Note 16 to our unaudited financial statements (the “Unaudited Financials”) included in our Form 10-Q for the three and nine month period ended September 30, 2017 (the “Form 10-Q”), which is incorporated by reference into this prospectus supplement. For our Operating Assets, we also provide a measure of Adjusted Operating Assets EBT, which additionally excludes depreciation and amortization, development related demolition and marketing costs and provision for impairment. A reconciliation of Adjusted Operating Assets EBT to Operating Assets EBT is included in the Operating Assets segment discussion in “Management’s discussion and analysis of financial condition and results of operations” in the Form 10-K and Form 10-Q.

We believe that NOI is a useful supplemental measure of the performance of our ownership, management and redevelopment or repositioning of real estate assets currently generating revenues (“Operating Assets”) because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI excludes straight line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development related marketing costs and Equity in earnings from certain of our partnerships and joint ventures for the development and operation of real estate assets (“Real Estate and Other Affiliates”). We use NOI to evaluate our operating performance on a property by property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of such assets and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets NOI to Operating Assets EBT has been presented in the Operating Assets segment discussion in “Management’s discussion and analysis of financial condition and results of operations” in the Form 10-K and a reconciliation of EBT to consolidated net income (loss) as computed in accordance with GAAP has been presented in Note 17 to the Audited Financials and Note 16 to the Unaudited Financials.

We believe that Net Debt is a useful supplemental measure to our financing commitments because it excludes certain short term liquidity sources, which better reflects our long and short term obligations. Net Debt is defined as mortgages, notes and loans payable, including our ownership share of debt of our Real Estate and Other Affiliates, reduced by short term liquidity sources to satisfy such obligations such as our ownership share of cash and cash equivalents and Special Improvement District (“SID”) and Municipal Utility District (“MUD”) receivables. Although net debt is not a recognized GAAP financial measure, it is readily computable from existing GAAP information and we believe, as with our other non-GAAP measures, that such information is useful to our investors and other users of our financial statements. For reference, and as an aid in understanding our computation of Net Debt a reconciliation of Total Debt as computed in accordance with GAAP to Net Debt has been presented in “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” in the Form 10-K.

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We believe MPC Net Contribution is a useful supplemental measure because certain investors measure the value of the assets in this segment based on their contribution to liquidity and capital available for investment. MPC Net Contribution is defined as MPC segment EBT, plus MPC cost of sales, depreciation and amortization, and net collections from SID bonds and MUD receivables, reduced by MPC development and land acquisition expenditures. Although MPC Net Contribution can be computed from GAAP elements of income and cash flows, it is not a GAAP based operational metric and should not be used to measure operating performance of the MPC assets as a substitute for GAAP measures of such performance nor should it be used as a comparison metric with other comparable businesses. A reconciliation of segment EBT to consolidated net income (loss) as computed in accordance with GAAP is presented in Note 17 to the Audited Financials and Note 16 to the Unaudited Financials.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement or the accompanying prospectus are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to current or historical facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “forecast,” “plan,” “intend,” “believe,” “may,” “should,” “would,” “likely,” and other words of similar expression. Forward-looking statements give our expectations about the future and are not guarantees. We caution you not to rely on these forward-looking statements.

In this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, for example, we make forward-looking statements discussing our expectations about:

•	budgeted costs, future lot sales and estimates of NOI and EBT;

•	capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our Master Planned Communities segment and other current income producing properties;

•	forecasts of our future economic performance; and

•	future liquidity, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These forward-looking statements present our estimates and assumptions only as of the date of this prospectus supplement or, in the case of statements included in documents incorporated by reference, as of the date of such document. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	our inability to obtain operating and development capital, including our inability to obtain debt capital from lenders and the capital markets;

•	a prolonged recession in the national economy and adverse economic conditions in the homebuilding, condominium development, retail, office and hospitality sectors;

•	our inability to compete effectively;

•	the negative impact of decreased oil prices on the economic growth of, and demand for our properties in, the Houston, Texas region;

•	potential natural disasters (including any potential negative impact from Hurricane Harvey on the Houston Texas region), terrorist activity, acts of violence, breaches of our data security, contamination of our properties by hazardous or toxic substances, or other similar disruptions, as well as losses that are not insured or exceed the applicable insurance limits;

•	our ability to lease new or redeveloped space;

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•	our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments;

•	increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties;

•	regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as defaults by purchasers on their obligations to purchase condominiums;

•	risks associated with our relationships with homebuilders and with our ownership and management of hotels;

•	fluctuations in regional and local economies, the residential housing and condominium markets, local real estate conditions, tenant rental rates and competition from competing retail properties and the internet;

•	our ability to collect rent, attract tenants and customers to our hotels;

•	our substantial indebtedness, including our $1,000,000,000 5.375% senior notes due 2025, that contain restrictions which may limit our ability to operate our business;

•	our directors may be involved or have interests in other businesses, including real estate activities and investments;

•	our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners;

•	substantial stockholders, including the Selling Stockholder, having influence over us, whose interests may be adverse to ours or yours;

•	the potential impact of the recently enacted U.S. tax reform legislation; and

•	the other risks described in “Risk Factors” beginning on page S-4 below and in the Form 10-K.

Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations, plans, objectives, future performance or financial condition. There may also be other factors that we have not described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference that could cause results to differ from our expectations. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These forward-looking statements present our estimates and assumptions only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of such document. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement.

Market and Industry Data and Forecast

Any market or industry data contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms, and other published independent sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third party sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. Our internal data and estimates are based

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upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, investors should not place undue reliance on such data and information as these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference also contain certain estimates or projections of certain financial results or other items, including NOI, EBT capital expenditures, budgeted project costs and lot sales. These estimates and projections are based upon our internal data and reflect management’s belief, as of the date of this prospectus supplement, the accompanying prospectus or such incorporated document, as applicable, of such financial result or item for the applicable period or date but are based on assumptions (including, in the case of NOI, as described above, and in the case of projected budgets, estimated costs of construction and development), some of which inevitably will not materialize or will be subject to revisions, which may be significant. If one or more assumptions are not met, or unanticipated events occur, or market conditions change, these estimates and projections may not be achieved. No representation can be or is being made with respect to our ability to achieve these estimates or projections, and investors should not place undue reliance on such estimates or projections as they involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in the Form 10-K and in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the sale of securities being offered by the Selling Stockholder. It does not contain all of the information you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and our consolidated and combined financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Overview

We are a developer and operator of master planned communities and mixed use properties. Our mission is to be the preeminent developer of master planned communities and mixed-use properties. We create timeless places and extraordinary experiences that we believe inspire people while driving sustainable, long-term growth and value for our shareholders. We specialize in the development of master planned communities (“MPCs”), in the ownership, management and redevelopment of revenue-generating real estate assets (“Operating Assets”), and in the development of other real estate assets in the form of entitled and unentitled land and residential condominium developments. We expect to generate income from the growth of our operating asset portfolio, through the continued development of strategic project opportunities, and from ongoing MPC land development and home site sales. We generate cash flow from the operations of our operating properties and the sale of land in our MPC business, which funds the development of strategic development opportunities in order to generate meaningful growth in recurring income which translates to our Operating Assets segment. We are focused on maximizing value from our existing assets, and we continue to develop and manage our assets to achieve this goal. We are headquartered in Dallas, Texas, and our assets are located across the United States.

We were incorporated in Delaware on July 1, 2010 to receive certain assets and liabilities of GGP, Inc., formerly known as General Growth Properties, Inc. (“GGP” and collectively with its subsidiaries, our “predecessors”), in connection with our predecessors’ emergence from bankruptcy. We completed our spin-off from GGP on November 9, 2010. Through our predecessors, we have been in business for several decades.

Selling Stockholder

The selling stockholders in this offering are Pershing Square Holdings, Ltd. (“PSH”) and Pershing Square, L.P. (“PSLP”). As of January 2, 2018, certain funds advised by Pershing Square Capital Management, L.P., a Delaware limited partnership, including the Selling Stockholder (collectively, “Pershing Square”), beneficially owned 4,704,534 shares of our common stock representing approximately 10.9% of our outstanding common stock. As of that same date, Pershing Square had economic exposure to approximately 5,399,839 notional shares of our common shares under cash-settled total return swaps, bringing Pershing Square’s total aggregate economic exposure to 7,604,373 shares of our common stock (approximately 17.7% of our outstanding common stock). See also “Selling Stockholder” elsewhere in this prospectus supplement. We have been advised by Pershing Square that PSH is selling shares of our common stock in order to facilitate the ability of its public shareholders to buy or own PSH public shares in excess of certain ownership limits set forth in its organizational documents and that PSLP is selling shares of our common stock for portfolio management reasons.

Recent Developments

Disposition of Non-Core Assets

On January 2, 2018, we announced the recent disposition of several non-core assets as the Company continues to execute on its strategy of focusing capital and efforts on its core asset base that includes the Seaport District in New York City, Columbia, MD; The Woodlands®, Bridgeland®, The Woodlands Hills MPC’s in

Houston, Summerlin®, NV, and Ward Village® in Honolulu. Kendall Town Center (Kendall, FL) was sold for a gross sale price of $41.8 million, Cottonwood Square (Salt Lake City, UT) was sold for $8.5 million, and Century Plaza (Birmingham, AL) was sold for $3 million. In early 2017, the Company also sold acreage near Sacramento, California, where it is currently developing The Outlet Collection at Elk Grove, for $36 million in gross proceeds.

Executive Offices

Our principal executive offices are located at 13355 Noel Road, 22nd Floor, Dallas, Texas 75240. Our main telephone number is (214) 741-7744. Our website is http://www.howardhughes.com/. Our website and the information contained on, or hyperlinked from, our website are not a part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are expressly incorporated herein or therein by reference.

THE OFFERING

Common stock offered by the Selling Stockholder in this offering	2,500,000 shares.

Common stock to be outstanding after this offering	42,917,354 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder.

Risk factors	You should read the “Risk Factors” section beginning on page S-4 of this prospectus supplement and the “Risk Factors” sections contained in the accompanying prospectus and the documents incorporated by reference, including the Form 10-K, for a discussion of factors you should consider carefully before investing in our common stock.

NYSE trading symbol	“HHC”.

Unless otherwise indicated, the number of shares of our common stock outstanding after the completion of this offering excludes:

•	386,182 shares of our common stock issuable upon exercise of outstanding stock options as of January 2, 2018, with a weighted average exercise price of $90.22 per share;

•	2,004,541 shares of our common stock available for granting of awards under our Amended and Restated 2010 Incentive Plan, (the “2010 Plan”); and

•	2,103,485 shares of our common stock issuable upon the exercise of management warrants, with a weighted average exercise price of $124.02 per share.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the risk factors in the Form 10-K as well as the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our company. If any of the following risks actually occur, our business, prospects, financial condition and results of operations could be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our business, prospects, financial condition and results of operations.

We have a significant amount of indebtedness. As of September 30, 2017, our total consolidated debt was $3.0 billion.

Additionally, we may incur substantial additional indebtedness from time to time, including project indebtedness at our subsidiaries. If we incur more indebtedness, the risks related to our level of indebtedness could intensify. Specifically, a high level of indebtedness could have important consequences including, but not limited to the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, debt service requirements, execution of our business strategy or other general corporate requirements, or requiring us to make non-strategic divestitures, particularly when the availability of financing in the capital markets is limited;

•	requiring a substantial portion of our cash flow to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flow available for working capital, capital expenditures, acquisitions, dividends and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions, including increases in interest rates, particularly given that certain indebtedness bears interest at variable rates;

•	limiting our ability to capitalize on business opportunities, reinvest in and develop properties, and to react to competitive pressures and adverse changes in government regulations;

•	placing us at a disadvantage compared to other, less leveraged competitors;

•	limiting our ability, or increasing the costs, to refinance indebtedness; and

•	resulting in an event of default if we fail to satisfy our obligations under our indebtedness, which default could result in all or part of our indebtedness becoming immediately due and payable and, in the case of our secured debt, could permit the lenders to foreclose on our assets securing such debt.

Any of the above listed factors and others unknown to us at this time could have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to our Common Stock and this Offering

There is a risk of investor influence over our company that may be adverse to our best interests and those of our other stockholders.

Upon completion of this offering, it is expected that Pershing Square will beneficially own approximately 5.1% of our outstanding common stock and have economic exposure under cash-settled total return swaps to an additional 5,399,839 notional shares of our common stock, equaling a fully diluted economic interest of approximately 17.7% of our outstanding shares. Because Pershing Square is expected to beneficially own less than 10% of our outstanding common stock on a fully diluted basis after the completion of this offering, it will no longer have the right to designate any directors to serve on our board of directors pursuant to the stockholder agreement between us and Pershing Square. However, the current directors previously designated by Pershing Square will continue to serve on our board of directors after the completion of this offering, including the chairman, Mr. William Ackman. Accordingly, Pershing Square will continue to have the ability to influence our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence or modification of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws and the entering into of extraordinary transactions, and its interests may not in all cases be aligned with your interests.

In addition, under the stockholder agreement between us and Pershing Square, if we make a public or non-public offering of our common stock (or securities convertible or exchangeable into common stock), Pershing Square has a right to acquire the securities for the same price and on the same terms up to the amount needed for it to maintain its aggregate proportionate common stock-equivalent interest in the Company on a fully diluted basis. This right will terminate for Pershing Square when it beneficially owns less than 5% of our outstanding shares on a fully diluted basis.

The concentration of ownership of our outstanding common stock held by Pershing Square and other substantial stockholders, combined with Pershing Square’s additional economic exposure under cash-settled total return swaps, may make some transactions more difficult or impossible without the support of these stockholders, or more likely with the support of these stockholders. The interests of our substantial stockholders could conflict with or differ from the interests of our other stockholders. For example, the concentration of ownership held by Pershing Square and other substantial stockholders, even if these stockholders are not acting in a coordinated manner, could allow Pershing Square and other substantial stockholders to influence our policies and strategy and could delay, defer or prevent a change of control or impede a merger, takeover or other business combination that management and our board of directors believe may otherwise be favorable to us and our other stockholders.

Our stock price may change significantly following the offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock is likely to continue to be volatile due to the stock market’s routine periods of large or extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies, including ours. You may not be able to resell your shares at or above the offering price due to a number of factors such as those listed in the documents we incorporate by reference, including the Form 10-K, under “Risk Factors” and the following:

•	results of operations that vary from the expectations of securities analysts and investors, including our ability to achieve operational success at the South Street Seaport Project;

•	results of operations that vary from those of our competitors;

•	change in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally, particularly those in the real estate industry;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of new significant real-estate developments, acquisitions, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles;

•	events or factors resulting from natural disasters, such as the impact of Hurricane Harvey in the Houston, Texas area; and

•	other events or factors, including those resulting from war, acts of terrorism, or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts nor the information they choose to include in their reports. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us, the Selling Stockholder or our other stockholders in the public market following this offering could cause the market price for our common stock to decline.

After the completion of this offering, the sale of additional shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of January 2, 2018, we had a total of 42,917,354 shares of common stock outstanding. All shares sold by the Selling Stockholder in this offering will be freely tradable without registration under the Securities Act, and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers and other affiliates, whose shares may be sold only in compliance with the limitations described herein.

In connection with this offering, Pershing Square has agreed, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 120 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. See “Underwriting” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, shares held by the Selling Stockholder will be eligible for resale, subject in certain cases, to volume, manner of sale, and other limitations under Rule 144. As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities at acceptable prices or at all.

Unless otherwise indicated, the number of shares of our common stock outstanding after the completion of this offering excludes:

•	386,182 shares of our common stock issuable upon exercise of outstanding stock options as of January 2, 2018, with a weighted average exercise price of $90.22 per share;

•	2,004,541 shares of our common stock available for granting of awards under the 2010 Plan; and

•	2,103,485 shares of our common stock issuable upon the exercise of management warrants, with a weighted average exercise price of $124.02 per share.

In the future, we may also issue our securities in connection with new real estate project developments, other investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Anti-takeover provisions in our organizational documents and Delaware law could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	the inability of our stockholders to act by written consent;

•	restrictions on the ability of stockholders to call a special meeting without 15% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of our directors;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our board of directors to issue preferred stock without stockholder approval;

•	a requirement that, to the fullest extent permitted by law, certain proceedings against or involving us or our directors or officers be brought exclusively in the Court of Chancery in the State of Delaware; and

•	that certain provisions may be amended only by the affirmative vote of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors.

In addition, we are a Delaware corporation, and Section 203 of the Delaware General Corporation Law (the “DGCL”) applies to us. In general, Section 203 prevents an “interested stockholder” from engaging in certain “business combinations” with us for three years following the date that person becomes an interested stockholder subject to certain exceptions. The statute generally defines “interested stockholder” as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. There also may be dilution of our common stock from the exercise of outstanding warrants, which may materially adversely affect the market price and negatively impact a holder’s investment.

Non-U.S. Holders may be subject to U.S. federal income tax on gain recognized on the sale or disposition of shares of our common stock.

We believe we are, and expect to remain for the foreseeable future, a “U.S. Real Property Holding Corporation” for U.S. federal income tax purposes. As a result, a Non-U.S. Holder (as defined in “Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders”) generally will be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of shares of our common stock. However, if our common stock is “regularly traded on an established market” (such as the New York Stock Exchange), as defined by applicable Treasury Regulations, the gain arising from the sale or other disposition will not be subject to U.S. federal income tax as long as the Non-U.S. Holder did not actually or constructively own more than 5% of our common stock at any time during (i) the five-year period ending on the date of the sale or other disposition, or (ii) if shorter, the Non-U.S. Holder’s holding period in its stock. In the event that our common stock is not, or ceases to be, “regularly traded on an established market,” Non-U.S. Holders would generally would be subject to 15% U.S. federal withholding tax, which may be credited against any U.S. federal income tax liability owed by the Non-U.S. Holder.

Tax reform legislation could significantly impact our business, operations and stockholders.

H.R. 1, known as the “Tax Cuts and Jobs Act” (the “Act”) and signed into law by President Trump on December 22, 2017, substantially changes U.S. federal income tax law, which could significantly impact us, our operations and our stockholders. Prospective investors should consult their tax advisors about the potential impact of the Act on an investment in our common stock.

USE OF PROCEEDS

All of the shares of our common stock offered in this offering are being sold by the Selling Stockholder. We will not receive any of the proceeds from the sale of these shares of our common stock by the Selling Stockholder.

DESCRIPTION OF OUR CAPITAL STOCK

General

We were incorporated as a Delaware corporation on July 1, 2010. Our authorized capital stock consists of 150 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

In November 2010, in connection with our spin-off from GGP, we entered into a stockholder agreement with Pershing Square that provides that, subject to certain exceptions, if we make a public or non-public offering of our common stock (or securities convertible or exchangeable into common stock), Pershing Square has a right to acquire the securities for the same price and on the same terms up to the amount needed for it to maintain its aggregate proportionate common stock-equivalent interest in the Company on a fully diluted basis. This right will terminate for Pershing Square when it beneficially owns less than 5% of our outstanding shares on a fully diluted basis.

Other than these contractual rights in favor of Pershing Square, there are no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or, if the person is an affiliate or an associate of the Company, within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Size of Board and Vacancies. Our bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the total number of directors is present, unless the board of directors otherwise determines that such directorships should be filled by the affirmative vote of the stockholders of record of at least a majority of the voting stock. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present. Our amended and restated certificate of incorporation and amended bylaws permit stockholders to remove a director or directors with or without cause.

Special Stockholder Meetings. Under our amended and restated certificate of incorporation and bylaws, our board of directors may call special meetings of our stockholders. A special meeting is also required to be called by the Secretary upon written request by stockholders who together hold 15% or more of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors.

Prohibition of Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and bylaws expressly prohibit our stockholders from acting by written consent. Stockholder action must take place at an annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of our board of directors with respect to each series of preferred stock includes, but is not limited to, determination of the following:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number our board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

•	the redemption provisions and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series.

Expiration of Section 382 Rights Plan

On January 2, 2018, we entered into Amendment No. 2 (the “Amendment”) to the Section 382 Rights Agreement, dated as of February 27, 2012 (the “Rights Agreement”), as previously amended by Amendment No. 1, dated as of February 26, 2015, by and between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment accelerated the expiration of the preferred stock purchase rights (the “Rights”) from March 14, 2018 to the close of business on January 2, 2018, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to the holders of our common stock pursuant to the Rights Agreement expired.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the NYSE, under the symbol “HHC”.

The following table sets forth, for the fiscal quarters indicated, the closing high and low sale prices for our common stock as reported by NYSE.

	Sale Price
	High	Low
Year ended December 31, 2016
First Quarter	$109.14	$81.34
Second Quarter	$115.61	$98.43
Third Quarter	$121.71	$110.85
Fourth Quarter	$118.84	$103.30

	Sale Price
	High	Low
Year ended December 31, 2017
First Quarter	$119.00	$105.33
Second Quarter	$130.00	$115.24
Third Quarter	$126.77	$114.47
Fourth Quarter	$131.79	$116.92

	Sale Price
	High	Low
Year ended December 31, 2018
First Quarter (through January 2, 2018)	$132.84	$132.84

As of January 2, 2018, there were 1,968 holders of record of our common stock. The actual number of stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, restrictions under debt agreements, financial condition and future prospects and other factors our board of directors may deem relevant.

SELLING STOCKHOLDER

The following table and accompanying footnotes set forth information as of January 2, 2018 regarding the beneficial ownership of Pershing Square. Beneficial ownership of shares is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 42,917,354 shares of our common stock outstanding as of January 2, 2018.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Beneficially Owned After the Offering
Name of Beneficial Owner	Number of Shares	Percentage of Shares Outstanding	Number of Shares Being Offered	Number of Shares	Percentage of Shares
Pershing Square(1)	4,704,534	10.9%	2,500,000	2,204,534	5.1%

(1)	The shares of our common stock beneficially owned by the Selling Stockholder are, or may be deemed to be, beneficially held by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, who collectively share, or may be deemed to share, dispositive and voting power over all shares held for the accounts of PSLP, PSH, Pershing Square II, L.P., and Pershing Square International, Ltd., which is a Cayman Islands exempted company. Certain of the Pershing Square entities also have economic exposure under cash-settled total return swaps to an additional 5,399,839 notional shares of our common stock (approximately 12.6% of our outstanding shares), bringing Pershing Square’s total aggregate economic exposure to 7,604,373 shares of our common stock (approximately 17.7% of our outstanding shares). The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by Non-US Holders (as defined below) that purchase our stock pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed, except to the extent provided below. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), and the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or other taxable disposition.” As discussed below under “Sale or other taxable disposition,” if our common stock is not considered “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, any distributions in excess of the sum of (i) the Non-U.S. Holder’s share of our current and accumulated earnings and profits plus (ii) the Non-U.S. Holder’s basis in our stock would be treated as gain from the sale or other disposition of such stock, and distributions would be subject to a U.S. federal withholding tax at a rate of 15% (the “FIRPTA Withholding”) of the amount by which the distribution exceeds the Non-U.S. Holder’s share of our accumulated earnings and profits. Any FIRPTA Withholding generally may be credited against any U.S. federal income tax payable by the Non-U.S. Holder.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or other taxable disposition

Subject to the discussion below under “Information reporting and backup withholding” and “FATCA,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (the “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, if our common stock is “regularly traded on an established market” (such as the New York Stock Exchange), as defined by applicable Treasury Regulations, the gain arising from the sale or other disposition of shares of our common stock will not be subject to U.S. federal income tax as long as the Non-U.S. Holder did not actually or constructively own more than 5% of our common stock at any time during (i) the five-year period ending on the date of the sale or other disposition, or (ii) if shorter, the Non-U.S. Holder’s holding period in its stock. We believe that our common stock is currently “regularly traded on an established securities market.” However, no assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

In the event that our common stock is not, or ceases to be, “regularly traded on an established market” (or, if our common stock is “regularly traded on an established market, with respect to a Non-U.S. Holder that actually or constructively owned more than 5% of our common stock at any time during the period described in the preceding paragraph), a Non-U.S. Holder would generally be required to file a U.S. federal income tax return and generally would be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of shares of our common stock on a net income basis at the regular graduated rates applicable to U.S. persons.

Additionally, in such event, the FIRPTA Withholding generally would apply to the gross proceeds from a sale or other disposition of shares of our common stock. Any FIRPTA Withholding generally may be credited against any U.S. federal income tax liability owed by the Non-U.S. Holder. Any excess FIRPTA Withholding may be refunded if the Non-U.S. Holder provides the IRS with the required supporting information in a timely manner.

Non-U.S. Holders should consult their tax advisors regarding our status as a USRPHC and the potential U.S. tax consequences as applied to the Non-U.S. Holders’ particular circumstances and the potentially applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations (including providing sufficient documentation evidencing its compliance (or deemed compliance) with FATCA), (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Distributions,” the withholding under FATCA may be credited against and therefore reduce such other withholding tax.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

The Selling Stockholder is offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC are acting as underwriters of the offering. We have entered into an underwriting agreement with the Selling Stockholder and the underwriters. Subject to the terms and conditions of the underwriting agreement, the Selling Stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	1,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,000,000
Jefferies LLC	500,000

Total	2,500,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters may offer the shares of our common stock offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of our common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or purchasers of shares of our common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase shares of our common stock and the price at which the underwriters resell such shares may be deemed underwriting compensation. Sales of such shares made outside the United States may be made by affiliates of the underwriters.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $275,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the underwriters for a period of 60 days after the date of this prospectus supplement, other than customary exceptions, including, but not limited to, any shares of our common stock issued upon the exercise of options granted under our existing stock-based compensation plans.

Pershing Square Capital Management, L.P. on behalf of Pershing Square, has entered into a lock-up agreement with the underwriters pursuant to which, with limited exceptions, for a period of 120 days after the date of this prospectus supplement, it may not, without the prior written consent of the underwriters, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by Pershing Square Capital Management, L.P. in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the Selling Stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NYSE under the symbol “HHC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriters may close out a short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those shares as part of this offering may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.

571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain of the underwriters and/or their affiliates are also agents and/or lenders under certain indebtedness of our subsidiaries or properties.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for The Howard Hughes Corporation by Cadwalader, Wickersham & Taft LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The Selling Stockholder is represented as to certain matters of U.S. federal law and New York State law in connection with the offering by Sullivan  & Cromwell LLP.

EXPERTS

The consolidated financial statements of The Howard Hughes Corporation (the Company) appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You may obtain a copy of any of our filings, at no cost, by writing or calling us at:

The Howard Hughes Corporation

13355 Noel Road, Suite 22nd Floor

Dallas, TX 75240

(214) 741-7744

We also post our SEC filings to our website at http://www.howardhughes.com. Our website and the information contained on, or hyperlinked from, our website are not a part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are expressly incorporated herein or therein by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information we file with the SEC will automatically update the information in this prospectus supplement and the accompanying prospectus to the extent that such later information modifies or supersedes the information in this prospectus supplement and the accompanying prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on February 23, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, which were filed on May 3, 2017, August 7, 2017 and November 6, 2017, respectively;

•	our Current Reports on Form 8-K, which were filed on March 2, 2017, March 3, 2017, March 16, 2017, March 21, 2017, March 30, 2017, May 22, 2017, June 12, 2017, June 15, 2017, June 20, 2017, June 21, 2017, August 16, 2017, September 5, 2017 (except for Item 7.01 and Exhibit 99.1), October 5, 2017 (except for Item 7.01 and Exhibit 99.1), November 9, 2017, December 7, 2017 and January 2, 2018;

•	the portions of our Definitive Proxy Statement on Schedule 14A, which was filed on April 11, 2017, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the common stock by the Selling Stockholder in this offering, except as set forth below with respect to information and exhibits furnished on Form 8-K.

Any statement incorporated by reference in this prospectus supplement and the accompanying prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus and the accompanying prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus by such statement contained in this prospectus supplement and the accompanying prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC (including under Item 2.02 or 7.01, or any related Item 9.01, of Form 8-K), such information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus.

Any person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered may request copies of this prospectus supplement and the accompanying prospectus and any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, without charge, by written or oral request directed to The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240, telephone (214) 741-7744, or by using the “Investors” section of our website at http://www.howardhughes.com or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Prospectus

THE HOWARD HUGHES CORPORATION

20,205,937 shares of Common Stock

Warrants to purchase up to 8,000,000 shares of

Common Stock

This prospectus relates solely to the resale by the selling stockholders identified in this prospectus of up to an aggregate of: (i) 20,205,937 shares of common stock of The Howard Hughes Corporation, or HHC, $0.01 par value per share, consisting of 3,636,927 shares of common stock issued pursuant to the shareholders agreements described herein, 5,706,323 shares of common stock issued in connection with the separation and distribution described herein, 10,862,687 shares of common stock issuable upon exercise of the warrants described herein; and (ii) 8,000,000 warrants to acquire common stock of the Company.

The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares or warrants from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled “Plan of Distribution” beginning on page 10.

We are required to register the shares and warrants with the Securities and Exchange Commission (the “SEC”) pursuant to shareholder agreements and warrant agreements described herein. We do not know whether, when or in what amount the selling stockholders may offer the shares or warrants for sale. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. Our common stock trades on the New York Stock Exchange, or the NYSE, under the symbol “HHC.” The last reported sales price on October 16, 2012 was $71.58. We do not intend to list the warrants on any exchange; accordingly, there will not be an established market price for the warrants. There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale.

We will not receive any of the proceeds from the sale of these shares of our common stock or the warrants by the selling stockholders.

Investing in shares of our common stock or the warrants involves risks. See “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the other reports we file with the Securities and Exchange Commission that are in incorporated by reference herein to read about factors you should consider before buying shares of our common stock or the warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 9, 2012

This prospectus is part of a resale registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, selling stockholders named in this prospectus may sell our common stock from time to time. Each time selling stockholders sell shares of our common stock, the selling stockholders will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by law. This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus (as supplemented and amended) and the documents incorporated by reference herein or therein. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus and the documents incorporated by reference herein or therein are accurate as of any date other than their respective dates regardless of the time of delivery of the prospectus or any sale of our common stock. You should also read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to current or historical facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “forecast,” “plan,” “intend,” “believe,” “may,” “should,” “would,” “likely,” and other words of similar expression. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. We caution you not to rely on these forward-looking statements.

In this prospectus and the documents incorporated by reference, for example, we make forward-looking statements discussing our expectations about:

•	capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments following the spin-off;

•	expected performance of our Master Planned Communities segment and other current income producing properties;

•	future liquidity;

•	future development opportunities; and

•	future development spending.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	our history of losses;

•	our inability to obtain operating and development capital;

•	a prolonged recession in the national economy and adverse economic conditions in the retail sector;

•	our inability to compete effectively;

•	our directors may be involved or have interests in other businesses, including real estate activities and investments;

•	our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners;

•	potential conflicts with GGP (as defined below) arising from agreements with GGP with respect to certain of our assets;

•	risks associated with our spin-off from GGP not qualifying as a tax-free distribution for U.S. federal income tax purposes;

•	substantial stockholders having influence over us, whose interests may be adverse to ours or yours; and

•	the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 incorporated by reference therein.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and the resale of securities being offered by the selling stockholders. It does not contain all of the information you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated and combined financial statements and the notes thereto incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, references to the “Company,” “HHC,” “we,” “us” and “our” refer to The Howard Hughes Corporation and its subsidiaries and joint venture interests after giving effect to the spin-off.

Overview

We are a developer and operator of master planned communities and mixed use properties. We currently operate our business in three segments: Master Planned Communities, Operating Assets and Strategic Developments. We are headquartered in Dallas, Texas and our assets are located across the United States.

We were incorporated in Delaware on July 1, 2010 to receive certain assets and liabilities of GGP, Inc., formerly known as General Growth Properties, Inc. (“GGP” and collectively with its subsidiaries, our “predecessors”), in connection with our predecessors’ emergence from bankruptcy. We completed our spin-off from GGP on November 9, 2010.

Shareholders Agreements

In order to fund a portion of our spin-off, GGP entered into investment agreements with the Plan Sponsors (as defined below). Pursuant to the terms of those agreements, we entered into agreements (the “Shareholders Agreements”) with each of (i) Brookfield Retail Holdings LLC, an affiliate of Brookfield Asset Management, Inc. (and its designees, as applicable, the “Brookfield Investor”), (ii) The Fairholme Fund and Fairholme Focused Income Fund (collectively, “Fairholme”) and (iii) Pershing Square Capital Management, L.P., on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (collectively, together with their permitted assigns, including PSRH, Inc., “Pershing Square” and, together with the Brookfield Investor and Fairholme, the “Plan Sponsors”). The Plan Sponsors entered into agreements with Blackstone Real Estate Partners VI, L.P. (“Blackstone” and together with its permitted assigns, the “Blackstone Investors”) whereby Blackstone subscribed for approximately 7.6% of the shares of reorganized GGP and our common stock issued to each of the Plan Sponsors under the Shareholders Agreements on November 9, 2010 and, in connection therewith, received an allocation of each of the Plan Sponsor’s warrants described below to acquire our common stock (collectively, the “Blackstone Designation”). On November 9, 2010, the Plan Sponsors and the Blackstone Investors purchased $6.3 billion of common stock of reorganized GGP and $250.0 million of our common stock at $47.619048 per share.

Upon consummation of the spin-off and after giving effect to the Blackstone Designation, we issued to the Brookfield Investor, Pershing Square, Fairholme and the Blackstone Investors 2,424,618, 1,212,309, 1,212,309 and 400,764 shares of our common stock, respectively, pursuant to the Shareholders Agreements and the Blackstone Designation. Of the Plan Sponsors and the Blackstone Investors, only Pershing Square received shares of our common stock pursuant to the spin-off in the amount of 2,355,708 shares, as a result of its ownership of shares of common stock of GGP prior to November 9, 2010.

Upon consummation of our predecessors’ plan of reorganization, we issued to the Brookfield Investor warrants to purchase approximately 3.83 million shares of our common stock. We issued to each of Fairholme and Pershing Square warrants to purchase approximately 1.92 million shares of our common stock and to the Blackstone Investors warrants to purchase approximately 0.33 million shares of our common stock, in each case, with an initial exercise price of $50.00 per share. The per share exercise price has been adjusted from the originally contemplated exercise price to reflect a reduction in the number of shares that will be issued for the same aggregate consideration upon exercise of the warrants. See “Related Party Transactions and Certain Relationships—Transactions Prior to the Spin-Off” contained in our 2012 Definitive Proxy Statement on Schedule 14A and incorporated by reference herein.

As of October 16, 2012, the Brookfield Investor and Pershing Square beneficially owned 6.3% and 9.4%, respectively, of our common stock (excluding shares issuable upon exercise of the warrants). As of October 10, 2012, the Brookfield Investor, Fairholme, Pershing Square and the Blackstone Investors beneficially owned 16.1%, 4.8%, 13.7% and 0.9%, respectively, of our common stock (assuming exercise by the applicable warrant holder of all of its outstanding warrants).

Each of the Plan Sponsors has participation rights in future public and private equity issuances by us, to allow them to maintain their respective percentage ownership on a fully diluted basis. These participation rights terminate when the applicable Plan Sponsor’s beneficial ownership (together with its affiliates’ beneficial ownership) is less than 5% on a fully diluted basis.

Executive Offices

Our principal executive offices are located at 13355 Noel Road, 22nd Floor, Dallas, Texas 75240. Our main telephone number is (214) 741-7744. Our website is http://www.howardhughes.com/. The contents of our website are not a part of this prospectus.

Risk Factors

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the other reports we file with the SEC that are incorporated by reference herein for a discussion of factors you should carefully consider before investing in our common stock or the warrants.

RISK FACTORS

An investment in our common stock or warrants involves a high degree of risk. You should carefully consider the following risk factors and the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the other reports we file with the SEC that are incorporated by reference herein, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, financial condition and/or results of operations could be materially and adversely affected. In such an event, the trading price of our common stock and warrants could decline and you could lose part or all of your investment.

Risks Related to Our Warrants

The adjustment to the exercise price for warrants and the number of shares of common stock underlying each warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will adjust the exercise price for warrants and the number of shares of common stock underlying each warrant in connection with such dilutive adjustment event. The adjustment to the exercise price for warrants and the number of shares of common stock underlying each warrant will be determined based on the date on which the dilutive event occurs or becomes effective. The adjustment to the exercise price for warrants and the number of shares of common stock underlying each warrant in connection with a dilutive event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event.

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our common stock or warrants—even if holders do not receive a corresponding distribution of cash—such as, if we adjust, or fail to adjust, the exercise price of the warrants in certain circumstances.

Holders of our common stock or warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, you may be subject to U.S. federal withholding tax on any such constructive distribution on our common stock or warrants. You are advised to consult your independent tax advisor regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

Until the exercise of our warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Holders of warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they will be subject to all changes affecting our common stock. See the description of our common stock and warrants set forth in our registration statement on Form 10/A, which we filed on November 4, 2010, which we have incorporated by reference herein. Holders of our warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the warrants, the exercising warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price of our common stock may or may not exceed the exercise price of the warrants.

The warrants granted to the Plan Sponsors are immediately exercisable or, in the case of the Fairholme warrants, upon 90 days written notice for the first 6.5 years and without notice anytime thereafter, and will expire seven years after our November 9, 2010 spin-off. The warrants granted to Messrs. Weinreb and Herlitz and Mr. Richardson become exercisable in November 2016 and February 2017, respectively, and expire in November 2017 and February 2018, respectively. Although as of October 16, 2012, the market price of our common stock exceeded the exercise price of the warrants, we cannot provide you with any assurance that that the market price of our common stock will always remain in excess of the exercise price of the warrants in any or all periods prior to the date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

There is no public market for the warrants.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for quotation or listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. There can be no assurance that a market will ever develop for the warrants. Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited. If a market for the warrants does not develop, then purchasers of the warrants may be unable to resell the warrants or sell them only at an unfavorable price for an extended period of time, if at all. Resale prices of the warrants will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering warrants and the common stock issuable upon exercise of the warrants;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

The market price of our warrants will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for our warrants develops, we believe that the market price of our warrants will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of our warrants than would be expected for non-exercisable securities.

If an effective registration is not in place and a current prospectus is not available when an investor desires to exercise warrants, such investor may be unable to exercise his, her or its warrants, causing such warrants to expire worthless.

Holders of shares of common stock received pursuant to the exercise of the warrants will be able to sell their warrant shares only if a registration statement relating to such securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act, as amended (the “Securities Act”), and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such securities resides. We intend to use our best efforts to keep a registration statement in effect covering warrant shares and to maintain a current prospectus relating to warrant shares until the expiration of the warrants. We cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the warrant shares, holders may be unable to sell their warrant shares. If the prospectus relating to the warrant shares is not current, the warrants may have no value, we will have no obligation to settle the warrants for cash, the market for such warrants may be limited, and such warrants may expire worthless.

WHERE YOU CAN FIND MORE INFORMATION

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov/. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public.

Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You may obtain a copy of any of our filings, at no cost, by writing or calling us at:

The Howard Hughes Corporation

13355 Noel Road, Suite 22nd Floor

Dallas, TX 75240

(214) 741-7744

We also post our SEC filings to our website at http://www.howardhughes.com/.  The contents of our website are not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will automatically update the information in this prospectus to the extent that such later information modifies or supersedes the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	our 2011 Annual Report on Form 10-K for the year ended December 31, 2011, which we filed on February 29, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which we filed on May 8, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which we filed on August 9, 2012

•	our Current Reports on Form 8-K, which we filed on February 29, 2012 and June 14, 2012;

•	the description of our Series A Junior Participating Preferred Stock in our registration statement on Form 8-A which we filed on February 29, 2012;

•	the description of our common stock and warrants set forth in our registration statement on Form 10/A, which we filed on November 4, 2010; and

•	all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein.

We also specifically incorporate by reference any documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240, telephone (214) 741-7744, or by using the “Investors” section of our website at http://www.howardhughes.com/ or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

USE OF PROCEEDS

We are registering these shares of our common stock and these warrants for the benefit of the selling stockholders. We will not receive any proceeds from the resale of our common stock or the warrants under this offering.

SELLING STOCKHOLDERS

The selling stockholders, pursuant to this prospectus, may from time to time offer and sell any or all of:

•	the shares of our common stock set forth in the table below under the column entitled “Shares of Company Stock Beneficially Owned Prior to Offering”;

•	the warrants to purchase the number of shares of our common stock set forth in the table below under the column entitled “Shares of Common Stock Underlying Warrants Beneficially Owned Prior to Offering”; and

•	the common stock issuable upon the exercise of the warrants set forth in the table below under the column entitled “Shares of Common Stock Underlying Warrants Beneficially Owned Prior to Offering.”

When we refer to “selling stockholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale. Except as noted in this prospectus or in the reports incorporated herein by reference, none of the selling stockholders have, or within the past three years have had, any material relationship with us or any of our predecessors or affiliates and the selling stockholders are not or were not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock and warrants owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Shares of Common Stock Beneficially Owned After the Offering—Number of Shares.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock or warrants to acquire our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock or warrants to acquire our common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

Beneficial ownership of shares is determined under SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o The Howard Hughes Corporation, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Underlying Warrants Beneficially Owned Prior to Offering					Shares of Common Stock Beneficially Owned After the Offering
Name of Beneficial Owner	Number of Shares		Percentage of Shares Outstanding	Number of Shares		Percentage of Shares Upon Exercise of Warrants	Number of Shares of Common Stock Being Offered		Number of Shares	Percentage of Shares
The Blackstone Investors(1)	—		—	333,333		0.9%	333,333		—	—
Brookfield Retail Holdings HHC LLC(2)	789,145		2.1%	1,247,643		5.2%	2,036,788		—	—
Brookfield Retail Holdings II LLC(2)	541,513		1.4%	856,134		3.6%	1,397,647		—	—
Brookfield Retail Holdings III LLC(2)	621,147		1.6%	982,036		4.1%	1,603,183		—	—
Brookfield Holdings IV-A LLC(2)	71,816		0.2%	113,541		0.5%	185,357		—	—
Brookfield Retail Holdings IV-B LLC(2)	143,342		0.4%	226,625		1.0%	369,967		—	—
Brookfield Retail Holdings IV-C LLC(2)	48,023		0.1%	75,924		0.3%	123,947		—	—
Brookfield Retail Holdings IV-D LLC(2)	48,023		0.1%	75,924		0.3%	123,947		—	—
Brookfield Retail Holdings V LP(2)	161,609		0.4%	255,506		1.1%	417,115		—	—
Fairholme	—		—	1,916,667		4.8%	1,916,667		—	—
Pershing Square(3)	3,568,017		9.4%	1,916,667		13.7%	5,484,684		—	—
General Trust Company, as trustee(4)	3,350,615		8.8%	—		—	3,350,615		—	—
David R. Weinreb(5)	—		—	2,367,985	(7)	5.9%	2,367,985	(8)	—	—
Grant Herlitz(5)	—		—	315,731	(8)	—	315,731	(9)	—	—
Andrew C. Richardson(5)	20,000	(6)	—	178,971	(9)	—	178,971	(10)	20,000	—

(1)	Such shares are beneficially owned by Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Holdings VI L.P. and Blackstone GGP Principal Transaction Partners L.P. Blackstone Real Estate Associates VI L.P. is the general partner of each of Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI TE.2 L.P. and Blackstone GGP Principal Transaction Partners L.P. BREP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Real Estate Holdings VI L.P. BREA VI L.L.C. is the general partner of Blackstone Real Estate Associates VI L.P. Blackstone Holdings III L.P. is the managing member of BREA VI L.L.C and the sole member of BREP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the managing member of Blackstone Holdings III GP Management L.L.C. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Investors directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares except to the extent of its or his indirect pecuniary interest therein. The address of the Blackstone Investors and each other entity or individual described in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(2)	(i) Brookfield Asset Management Inc. (“BAM”), (ii) Partners Limited (“Partners”), (iii) Brookfield Holdings Canada Inc. (“BHCI”), (iv) Brookfield Private Funds Holdings Inc. (“Brookfield Holdings”), (v) Brookfield Asset Management Private Institutional Capital Adviser (Canada) LP (“BAM Canada”), (vi) Brookfield US Holdings Inc. (“US Holdings”), (vii) Brookfield US Corporation (“US Corp.”), (viii) Brookfield Retail Holdings HHC LLC (“Brookfield”), (ix) Brookfield Retail Holdings II LLC (“BRH II”), (x) Brookfield Retail Holdings III LLC (“BRH III”), (xi) Brookfield Retail Holdings IV-A LLC (“BRH IV-A”), (xii) Brookfield Retail Holdings IV-B LLC (“BRH IV-B”), (xiii) Brookfield Retail Holdings IV-C LLC (“BRH IV-C”), (xiv) Brookfield Retail Holdings IV-D LLC (BRH IV-D”), and (xv) Brookfield Retail Holdings V LP, (“BHR-V” and collectively, the “Brookfield Reporting Persons”), may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of such “group” may be deemed to beneficially own all shares of common stock and warrants held by all members of the “group”. Each of Brookfield, BRH II, BRH III, BRH IV-A, BRH IV-B, BRH IV-C, BRH IV-D and BRH V (collectively, the “Investment Vehicles”), as applicable, shares voting and investment power with respect to these shares. BAM, Partners, BHCI, Brookfield Holdings, BAM Canada, US Holdings and US Corp. may be deemed to share beneficial ownership with respect to these shares. Each Investment Vehicle is managed by a controlled affiliate of BAM and each expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of common stock and warrants held by each of the other Investment Vehicles. The address of each such Investment Vehicle is c/o Brookfield Retail Holdings LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia. Each of (i) Future Fund Board of Guardians and (ii) China Investment Corporation, Stable Investment Corporation (a subsidiary of China Investment Corporation) and Best Investment Corporation (a subsidiary of China Investment Corporation), by virtue of various agreements and arrangements with certain Brookfield Reporting Persons, may be deemed to be members of a “group” with certain Brookfield Reporting Persons and share voting and investment power over these shares.
(3)	The shares of our common stock beneficially owned by Pershing Square are, or may be deemed to be, beneficially held by Pershing Square Capital Management, L.P., PS Management GP, LLC and Pershing Square GP, LLC, and William A. Ackman, who collectively share, or may be deemed to share, dispositive and voting power over all shares held for the accounts of Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. (or its wholly owned subsidiary PSRH, Inc.), which is a Cayman Islands exempted company. Certain of the Pershing Square entities also have economic exposure up to approximately 5,399,839 shares of our common stock (approximately 11.1% of our outstanding shares, including shares issuable upon exercise of the warrants). The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.
(4)	Such shares are beneficially owned by General Trust Company (“GTC”) solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendants of Martin, Matthew and Maurice Bucksbaum. GTC has sole beneficial ownership of 3,350,615 shares of common stock. The address of GTC is 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104.
(5)	Subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(6)	These shares represent restricted shares of our common stock issued to Mr. Richardson pursuant to Mr. Richardson’s employment agreement.
(7)	These shares represent shares of our common stock underlying HHC warrants received pursuant to Mr. Weinreb’s warrant purchase agreement.
(8)	These shares represent shares of our common stock underlying HHC warrants received pursuant to Mr. Herlitz’s warrant purchase agreement.
(9)	These shares represent shares of our common stock underlying HHC warrants received pursuant to Mr. Richardson’s warrant purchase agreement.

PLAN OF DISTRIBUTION

We are registering shares of HHC common stock and warrants issued or issuable to the selling stockholders to permit the resale of these shares of HHC common stock and warrants by the holders thereof from time to time after the date of this prospectus. We are registering: (i) shares of our common stock issued to Pershing Square and GTC, as trustee, in connection with the spin-off; (ii) warrants issued to the Brookfield Investor, Fairholme, Pershing Square and the Blackstone Investors pursuant to our predecessors’ plan of reorganization; (iii) shares of our common stock issuable upon exercise of the warrants issuable to the Brookfield Investor, Fairholme, Pershing Square and the Blackstone Investors pursuant to our predecessors’ plan of reorganization; (iv) shares of our common stock issued to the Brookfield Investor and Pershing Square pursuant to the Shareholders Agreements; and (v) shares of our common stock issuable upon exercise of the warrants issuable to Mr. Weinreb and Mr. Herlitz pursuant to their respective warrant purchase agreements, dated November 22, 2010, and to Mr. Richardson pursuant to his warrant purchase agreement dated February 25, 2011 (all together, the “Executive Warrant Agreements”). We do not know whether, when or in what amount the selling stockholders may offer the shares or warrants for sale. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale.

Some of the shares of our common stock and the warrants offered hereby were originally issued to the Plan Sponsors pursuant to an exemption from the registration requirements of the Securities Act. The Blackstone Investors are permitted assignees of the rights of the Plan Sponsors. We agreed to register such shares of our common stock and the warrants pursuant to the Shareholders Agreements and the Warrant Agreement, dated November 9, 2010, between The Howard Hughes Corporation and Mellon Investor Services LLC. We also agreed to register the common stock issuable to GTC pursuant to a Registration Rights Agreement, dated November 9, 2010, between The Howard Hughes Corporation and M.B. Capital Partners III. We will pay all expenses of the registration of the shares of our common stock and the warrants pursuant to: (i) the Registration Rights Agreement, dated November 9, 2010, between The Howard Hughes Corporation, GTC and M.B. Capital; (ii) the Registration Rights Agreement, dated November 9, 2010, between The Howard Hughes Corporation and the Brookfield Investor; (iii) the Registration Rights Agreement, dated November 9, 2010, between The Howard Hughes Corporation and Fairholme; and (iv) the Registration Rights Agreement, dated November 9, 2010, between The Howard Hughes Corporation and Pershing Square (all together, the “Registration Rights Agreements”), including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the Registration Rights Agreements or we may be entitled to contribution.

Pursuant to the Executive Warrant Agreements: (i) Mr. Weinreb purchased a warrant to acquire 2,367,985 shares of Company common stock for a purchase price of $15.0 million in cash, which purchase price was determined to be at current fair value; (ii) Mr. Herlitz purchased a warrant to acquire 315,731 shares of Company common stock for a purchase price of $2.0 million in cash, which purchase price was determined to be at current fair value; and (iii) Mr. Richardson purchased a warrant to acquire 178,971 shares of company common stock for a purchase price of $2.0 million in cash, which purchase price was determined to be at current fair value.

We agreed to register the shares of our common stock subject to the Executive Warrant Agreements with Mr. Weinreb, Mr. Herlitz and Mr. Richardson. We will pay all expenses of the registration of the shares of our common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions.

We will not receive any proceeds from sales of any shares of our common stock or warrants by the selling stockholders.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders)) may sell all or a portion of the shares of HHC common stock or warrants beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of a selling stockholder. If the shares of HHC common stock or warrants are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of HHC common stock or warrants may be sold on any national securities exchange or automated interdealer quotation system on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares or warrants:

•	purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares or warrants for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of HHC common stock or warrants are listed;

•	face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;

•	an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares or warrants at a stipulated price per share;

•	the pledge of shares or warrants as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares, the warrants or other interests in the shares;

•	settlement of short sales or transactions to cover short sales relating to the shares or warrants entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling stockholders;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling stockholders may also transfer the shares of our common stock or warrants by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of our common stock or warrants.

The selling stockholders also may resell all or a portion of the shares of our common stock or the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of our common stock or warrants to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of our common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM 2440-1 and NASD IM 2440-2.

In connection with sales of the shares of our common stock, the warrants or otherwise, the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our common stock or the warrants in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sales shall take place after the date that the registration statement is declared effective by the SEC securities, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock or the warrants to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use securities registered on the registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

Subject to any applicable company policy, the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the securities registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the securities have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder’s shares of our common stock or the warrants will otherwise remain unchanged. The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of our common stock or the warrants in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements. Except as otherwise set forth herein, each selling stockholder has informed the Company that it is not a registered broker-dealer or is not an affiliate of a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock or the warrants. In no event shall any broker dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%). Brookfield Financial US, LLC, an affiliate of Brookfield Investor, is a Delaware limited liability company formed on July 21, 2009 and a registered broker-dealer. Its registration with the SEC and Financial Industry Regulatory Authority was approved on March 31, 2010.

Under the securities laws of some states, the shares of our common stock or the warrants may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock or the warrants may not be sold unless such shares or the warrants have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with by us.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between any selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

Each selling stockholder (or its pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock or the warrants by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock or the warrants to engage in market-making activities with respect to the shares of our common stock or the warrants. All of the foregoing may affect the marketability of the shares of our common stock or the warrants and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock or the warrants.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby. This offering will terminate on the date that all securities offered by this prospectus have been sold by the selling stockholders.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Peter F. Riley. Peter F. Riley has issued an opinion to us as to the validity of the securities offered hereby.

EXPERTS

The consolidated and combined financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the allocations of certain operating expenses from General Growth Properties, Inc. included in the Company’s combined financial statements prior to November 9, 2010 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2,500,000 Shares

THE HOWARD HUGHES CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

J.P. Morgan

BofA Merrill Lynch

Jefferies

January 2, 2018